Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS PROVIDES SELECTED FIRST QUARTER 2007 FINANCIAL AND OPERATING DATA;
REAFFIRMS 2007 GUIDANCE

CHICAGO — May 10, 2007 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] today reported selected first quarter 2007 financial and operating data.  Below is a summary of the preliminary operating data and unaudited results of certain key components of the statement of operations for the first quarter of 2007.  There can be no assurance that final results will not differ materially from these preliminary results.

	Anticipated Range of Results to be Reported for the three months ended March 31, 2007	As Previously Reported (Prior to any Adjustment from Restatement) for three months ended March 31, 2006

Operating Revenues	$1,145 to $1,165 million	$1,059.1 million
Operating Income	$130 to $150 million	$107.2 million

Stockholders’ equity at March 31, 2007 is estimated to be approximately $3.8 billion.

The increase in operating revenues is related to increases in the number of wireless customers and the average revenue per customer. The increase in operating income is primarily due to higher wireless operating revenues and lower operating expenses as a percent of service revenues.

The following includes certain summary operating data for U.S. Cellular and TDS Telecom for the period ended March 31, 2007.

U.S. Cellular

Summary Operating Data

Quarter Ended	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Consolidated Markets:
All customers –
Customer units	5,973,000	5,815,000	5,729,000	5,704,000	5,633,000
Gross customer unit activations	459,000	389,000	365,000	347,000	434,000
Net customer unit activations	152,000	86,000	25,000	48,000	151,000
Retail customers –
Customer units	5,377,000	5,225,000	5,127,000	5,099,000	5,029,000
Gross customer unit activations	397,000	375,000	353,000	331,000	380,000
Net customer unit activations	146,000	98,000	28,000	49,000	122,000
Cell sites in service	6,004	5,925	5,726	5,583	5,438
Minutes of use (MOU) (1)	783	749	725	719	658
Postpay churn per month (2)	1.5%	1.5%	1.6%	1.5%	1.5%

(1)   Average monthly local minutes of use per customer (without roaming).

(2)   Postpay churn rate per month is calculated by dividing the average monthly postpay customer disconnects during the quarter by the average postpay customer base for the quarter.

TDS Telecom Summary Operating Data

Quarter Ended	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
TDS Telecom
ILEC:
Access line equivalents (1)	764,200	757,300	752,100	747,500	742,300
Access lines	610,300	616,500	622,700	628,600	632,100
Dial-up Internet service accounts	73,000	77,100	82,200	86,800	90,800
Digital Subscriber Lines (DSL) Customers	118,000	105,100	94,100	84,000	75,300
Long Distance customers	343,800	340,000	335,100	331,300	327,100

CLEC:
Access line equivalents (1)	455,400	456,200	452,900	450,900	449,200
Dial-up Internet service accounts	10,200	10,200	11,000	11,800	13,500
Percent of access lines on-switch	94.4%	93.0%	92.6%	92.2%	91.7%
Digital Subscriber Lines (DSL) Customers	42,600	42,100	41,000	39,900	38,500

(1)          Access line equivalents are derived by converting high capacity data lines to the estimated capacity of one switched access line.

On April 23, 2007, TDS and U.S. Cellular updated guidance for the year ended Dec. 31, 2007.  There can be no assurance that final results will not differ materially from this guidance.

U.S. Cellular 2007 guidance as of April 23, 2007 is as follows:
Net Retail Customer Additions	375,000 — 425,000
Service Revenues	Approx. $3.5 billion
Operating Income	$375 - $425 million
Depreciation, Amortization & Accretion	Approx. $615 million
Capital Expenditures	$600 - $615 million

TDS Telecom (ILEC and CLEC) operations 2007 guidance as of April 23, 2007 is as follows:
Operating Revenues	$850 - $900 million
Operating Income	$130 - $150 million
Depreciation and Amortization	$155 million
Capital Expenditures	$110 - $130 million

Later today, TDS will file a Form 12b-25 with the Securities and Exchange Commission (SEC), related to its Quarterly Report on Form 10-Q (Form 10-Q) for the quarter ended March 31, 2007.  The Form 10-Q for the quarter ended March 31, 2007 is due today.  By filing the Form 12b-25, TDS will extend the filing deadline for the Form 10-Q to May 15, 2007.  However, the company does not expect to file the Form 10-Q by the extended due date of May 15, 2007.  Accordingly, TDS’ Form 10-Q for the quarter ended March 31, 2007 will not be filed on a timely basis.

As announced on Apr. 23, 2007, TDS is delaying its filings as it completes a restatement for each of the years ended Dec. 31, 2004 - 2005, quarterly information for 2005 and 2006, and certain selected financial data for 2003 and 2002.

About TDS

TDS is a diversified telecommunications corporation founded in 1969.  Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  As of March 31, 2007, the company employed 11,600 people and served 7.2 million customers/units in 36 states.

About U.S. Cellular

As of March 31, 2007, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, employed 8,000 people and provided wireless service to 6 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support, and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements;

changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.  Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com

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